Exhibit 1.2

PRICING AGREEMENT

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

c/o	Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

August 5, 2004

Ladies and Gentlemen:

Avery Dennison Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 5, 2004 (the “Underwriting Agreement”), between the Company on the one hand and Goldman, Sachs & Co. and J.P. Morgan Securities, Inc., on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us seven (7) counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, Avery Dennison Corporation

By:	/s/ DANIEL R. O’BRYANT
Name:	Daniel R. O’Bryant
Title:	Chief Financial Officer and Senior Vice President, Finance

Accepted as of the date hereof:

Goldman, Sachs & Co. J.P. Morgan Securities Inc.

By:	/s/ GOLDMAN, SACHS & CO.
(Goldman, Sachs & Co.)

By:	/s/ CARL MEHLDAU
(J.P. Morgan Securities Inc.)

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SCHEDULE I

Principal Amount of Designated Securities to be Purchased
Underwriter	Notes due 2007
Goldman, Sachs & Co.	$75,000,000
J.P. Morgan Securities	75,000,000

Total	$150,000,000

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SCHEDULE II

Title of Designated Securities:

Notes due 2007

Aggregate principal amount:

$150,000,000

Price to Public:

100.00% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 10, 2004.

Purchase Price by Underwriters:

99.55% of the principal amount of the Designated Securities.

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time) on August 10, 2004

Indenture:

Indenture, dated July 3, 2001, between the Company and J.P. Morgan Trust Company, National Association, as Trustee

Maturity:

August 10, 2007

Interest Rate:

See Floating Rate Provisions

Interest Payment Dates:

February 10, May 10, August 10 and November 10, commencing November 10, 2004.

Redemption Provisions:

The Designated Securities may be redeemed, in whole or in part, at the Company’s option at any time or from time to time on or after August 10, 2005. The redemption price for the Designated Securities to be redeemed on any redemption date will be equal

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to 100% of the principal amount of the Designated Securities being redeemed on the redemption date, plus accrued and unpaid interest on the Designated Securities to the redemption date. Notwithstanding the foregoing, installments of interest on Designated Securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Designated Securities and the indenture.

Sinking Fund Provisions:

No sinking fund provisions.

Extendable provisions:

No extendable provisions.

Floating rate provisions:

The interest rate on the Designated Securities for a particular interest period will be a per annum rate equal to LIBOR as determined on the interest determination date plus 0.23%. The interest determination date for an interest period will be the second London business day preceding the commencement of such interest period. The interest determination date for the Designated Securities for the first interest period is August 6, 2004.

“LIBOR” means the London interbank offered rates. London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1.0 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers’ Association for the purpose of displaying LIBOR for U.S. dollar deposits.

If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1.0 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1.0 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic

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average of the quotations provided. Otherwise, the rate of LIBOR for next interest period will be set equal to the rate of LIBOR for the then-current interest period.

Defeasance provisions:

As set forth in Article XIII of the Indenture.

Closing location for delivery of Designated Securities:

Latham & Watkins, LLP

633 West Fifth Street

Los Angeles, California 90071

Additional Closing Conditions:

None.

Names and addresses of Representatives:

Goldman Sachs & Co.

85 Broad Street

New York, New York 10004

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10172

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